Exhibit 99.2

Matlin & Partners Acquisition Corporation Announces Closing of $325,000,000 Initial Public Offering

New Caanan, CT – March 15, 2017 – Matlin & Partners Acquisition Corporation (NASDAQ:MPACU) (the "Company") announced today that it closed its initial public offering of 32,500,000 units, including 2,500,000 units issued pursuant to the underwriter’s over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $325,000,000. The Company is a newly organized blank check company formed for the purpose of effecting a merger or other business combination with a target company. The proceeds of the offering will be used to fund such business combination.

The Company's units began trading on the NASDAQ Capital Market under the ticker symbol “MPACU” on March 10, 2017. Each unit consists of one share of the Company's Class A common stock and one warrant. Each warrant will entitle the holder thereof to purchase one-half of one share of the Company's Class A common stock at $5.75 per half share ($11.50 per whole share). Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ Capital Market under the ticker symbols “MPAC” and “MPACW”, respectively.

Cantor Fitzgerald & Co. served as the sole book running manager.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, Attn: Kevin Brennan, kbrennan@cantor.com, tel.: (212) 915-1970.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on March 9, 2017.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Ted Smith

646-722-6529

Zach Kouwe

646-808-3665

matlin@dlpr.com